EXHIBIT 10.2.7

October 7, 2004

Michael E. Luna
6009 Ames Lake Road
Carnation, WA, 98014

Dear Michael:

It is our pleasure to offer you employment with 724 Solutions Inc. (“724” or “724 Solutions”) in the position of Chief Technology Officer.  This position reports to the Chief Executive Officer. Your first date of employment will be October 25, 2004.  The other principal terms of your employment are set out on the attached Schedule “A”.

This letter (including all attached Schedules) constitutes the terms and conditions of your employment with 724, and supersedes and replaces any previous offers, oral or written. This offer is contingent on you signing agreements related to Confidential Information and Assignment of Inventions to 724 in the attached form prior to beginning employment. It is also contingent on you providing us with documentation of U.S. citizenship or authorized alien work status prior to beginning employment.

Please note that, as a condition of your employment, you are required to sign and execute a copy of this agreement and all accompanying documentation and return it to us by October 7th, 2004.  If you are in agreement with the terms of this letter, please indicate such agreement by signing in the space provided. We have included a second copy of the letter for your files.

We are looking forward to you joining 724.  If you have any questions regarding this letter or any other matter, please feel free to contact me at any time.

Yours truly,

John J Sims
Chief Executive Officer

I accept the offer of employment as described herein.

Michael E. Luna

Signature	Date

Schedule “A”

COMPENSATION AND BENEFITS OF
Michael E. Luna

1.

Salary. Your salary will be $220,000 USD per annum and your variable annual compensation will be $110,000 USD, for a target income of $330,000 USD. You acknowledge and agree that in the event you are eligible to earn any variable pay or bonus payments, only such variable pay or bonus payments actually earned by you as of the date your employment ceases shall be paid to you.

2.

Vacation.  You will be entitled to a vacation of 4 weeks in each full calendar year.  Your vacation for the remainder of the calendar year in which your employment commences shall be pro-rated at the rate of 1.67 days per month of employment.  If your employment commences after the 15th of the month, no vacation days will be earned for that month.  Your vacations shall be taken at such time as 724 may from time to time approve, having regard to the operations of 724.  A maximum of 5 unused vacation days may be carried forward into the next calendar year.

3.

Benefits.  You will be eligible to participate in any plans generally maintained from time to time by 724 for the benefit of 724’ employees, including, but not limited to, those pertaining to group life, accident, dental, prescription, sickness and medical, and long term disability insurance on the same terms and conditions as other employees holding similar positions, provided that premiums for such coverages are reasonable, as determined by 724 in its sole discretion.  Upon your beginning full-time employment with 724 you will also be eligible to participate in the company’s 401(k), medical and dental insurance plans, as well as its group life and long-term disability plans on the same terms and conditions as other employees holding similar positions. Your share of premiums under these plans, if any, can be deducted automatically from your paycheck on a pre-tax basis.

4.	Options to Purchase Shares. Subject to approval of the Board of Directors, 724 hereby grants to you:

(a)

the option to purchase 18,750 common shares of 724 (or the group of companies that forms 724 Solutions), at their Market Price (as defined in the Stock Option Plan) on the date of the grant (your first day of employment with 724), which option vests on and continues from the first anniversary of your employment; and

(b)

the option to purchase an additional 18,750common shares of 724 (or the group of companies that forms 724), at their Market Price (as defined in the Stock Option Plan) on the date of the grant (your first day of employment with 724), which option vests on and continues from the second anniversary of your employment; and

(c)

the option to purchase an additional 18,750 common shares of 724 (or the group of companies that forms 724), at their Market Price (as defined in the Stock Option Plan) on the date of the grant (your first day of employment with 724), which option vests on and continues from the third anniversary of your employment; and

(d)

the option to purchase an additional 18,750 common shares of 724 (or the group of companies that forms 724), at their Market Price (as defined in the Stock Option Plan) on the date of the grant (your first day of employment with 724), which option vests on and continues from the forth anniversary of your employment.

This statement of Compensation and Benefits supersedes all other prior and contemporaneous agreements and statements, whether written or oral, express or implied pertaining in any manner to your compensation and benefits, and it may not be contradicted by evidence of any prior or contemporaneous statements or agreements.

6.	Termination.

(a)

Termination of Employment. Neither 724 nor you make any representation to the other that employment will continue for a set period of time or that employment will be terminated only under particular circumstances.  Both 724 and you may terminate your employment at any time or for any reason, subject to the provisions of this agreement.

	(b)	Termination Obligations. You agree as follows:

(i)

All property, including, without limitation, all equipment, tangible proprietary information (including confidential data), documents, books, records, reports, notes, contracts, lists, computer disks (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared by you in the course of or incident to your employment, belongs to 724 or its affiliates and shall be returned promptly to 724 upon termination of your employment by either 724, for any reason (and whether for Cause or not), or you.

(ii)

All benefits to which you are otherwise entitled shall cease upon your termination for any reason (and whether for Cause or not), unless explicitly continued either under this agreement, under any specific written policy or benefit plan of 724 or its affiliates, or as may be required by statute.

		(iii)	Upon termination of employment for any reason (and whether for Cause or not) under this agreement, you shall be deemed to have resigned from all offices and directorships then held with 724 or any subsidiary.  You shall sign any document or do such things that are reasonably required by 724 to give effect to any such resignation.  Should you fail to do so, any director of 724 is hereby irrevocably authorized in your name and on his or her behalf to sign any document or do any thing that is required to give effect thereto.

	(iv)	Your obligations under this section “Termination” shall survive the termination of this agreement and the termination of employment for any reason (and whether for Cause or not).

(v)

Following any voluntary termination of employment or termination for Good Reason by you, you shall, where reasonably requested by 724, reasonably cooperate with 724 for a reasonable period of time after such termination of employment in the orderly transition of duties and work assignments to other employees of 724 and its affiliates, provided that 724 continues to pay you compensation on a per diem basis, at a rate equal to your base salary in effect at your date of termination, during any such reasonable period of time that your cooperation is requested.  You shall also reasonably cooperate, at 724’s expense, in the defense of any action brought by any third party against 724 and its affiliates that relates in any way to your acts or omissions while employed by 724 and its affiliates.

(c)	Termination upon Death. If you die during your employment, this agreement shall automatically terminate.

(d)

Termination upon Disability. If during your employment, you shall become physically or mentally incapacitated and as a result thereof you are unable to perform the essential functions of your position with or without a reasonable accommodation, for a continuous period of more than 120 days, then 724 and you specifically agree that this agreement has been frustrated, and therefore 724 is entitled to terminate your employment on one month’s notice or grant you one month’s salary in lieu of notice.

(e)

Termination of Employment Term Without Cause. Subject to Section (g), 724 reserves the right to terminate your employment without Cause at any time upon paying to the you a lump sum amount (the “Severance Amount”) equal to the sum of the following:

		(i)	Nine (9) months of your then current base salary; and

		(ii)	the product of nine (9) multiplied by your Average Monthly Bonus less statutory deductions and withholdings, which amount the parties agree is pay-in-lieu of reasonable notice. You agree to release 724 and its affiliates from any action, cause of action, claim or demand against 724 or any other person, which may arise as a consequence of such termination and to sign a waiver and release to this effect in a form satisfactory to 724 as a condition to receiving payment under this Section (e). For purposes of this agreement, “Average Monthly Bonus” means an amount equal to the quotient obtained by dividing the total amount of bonus earned by you in the twelve (12) months immediately prior to the date of your termination by twelve (12).

(f)

Termination for Good Reason.  You may terminate your employment for Good Reason at any time.  Upon such termination for Good Reason, 724 shall pay you the Severance Amount.  You agrees to release 724 and its affiliates from any action, cause of action, claim or demand against 724 or any other person, which may arise as a consequence of such termination and to sign a waiver and release to this effect in a form satisfactory to 724 as a condition to receiving payment under this Section (f).  For purposes of this agreement, “Good Reason” will exist at any time following the occurrence of one or more of the following events without your written consent:

(i)

subject to Section (g), the assignment to you of any duties materially inconsistent with your position, authority, duties or responsibilities pursuant to this agreement or any other action by 724 that results in a material diminution in such position, authority, duties or responsibilities;

	(ii)	a reduction of greater than five percent in your total target income as set forth in Schedule “A”; or

(iii)

relocation, without your consent of your place of employment by more than fifty (50) miles; provided, however, that you shall not terminate your employment hereunder unless you first give notice of your intention to terminate and the grounds for such termination, and 724 has not, within thirty (30) days following receipt of such notice, cured such Good Reason.

(g)

Special Considerations on Change of Control. Notwithstanding Section (e) and Section (f)(i), you acknowledge and agree that if a Change of Control has occurred, and in connection with that Change of Control, (i) the acquirer (or its affiliate) offers you employment or continues your employment in a position that is, when taken as a whole, comparable in all significant respects to your position, authority, duties and responsibilities with 724 prior to such Change of Control (it being understood that your title or reporting relationship may change as a result of the Change of Control), and (ii) your employment is not terminated by the acquirer (or its affiliate) within twelve (12) months of the Change of Control, then 724 shall not be obligated to pay you the Severance Amount. For purposes of the foregoing, “Change of Control” means any one person, corporation or other entity acquires directly or indirectly (i) 50% or more of 724’s voting securities, or (ii) all or substantially all of 724’s assets.

(h)

Termination of Employment Term for Cause. 724 may at any time and without notice immediately terminate your employment for Cause and you shall have no right to receive any compensation or benefit hereunder (with the exception of compensation earned but unpaid as of the termination date).  For purposes of this agreement, “Cause” will exist at any time following the occurrence of one or more of the following events:

(i)

any willful act of personal dishonesty, fraud or misrepresentation taken by you in connection with your responsibilities as an employee which was intended to result in your substantial gain or personal enrichment at the expense of  724 or its affiliates;

(ii)

your conviction of a felony (other than driving-related offenses), or the equivalent in a jurisdiction other than the United States, on account of any act which was materially injurious to 724 or any of its affiliates, or the reputation of 724 or any of its affiliates, as reasonably determined by the Board of Directors of 724;

(iii)

your willful and continued failure to substantially perform your principal duties and obligations of employment (other than any such failure resulting from incapacity due to physical or mental illness;

provided, that for purposes of this Section (g), no act or failure to act shall be considered “willful” unless done or omitted to be done by you in bad faith and without reasonable belief that the act or omission was in or not opposed to the best interests of  724; provided, further, that 724 shall not terminate your employment under clause (iii) of this Section (g) unless 724 first gives notice of its intention to terminate and the grounds for such termination, and you have not, within thirty (30) days following receipt of such notice, cured such failure.

(i)

Voluntary Termination Period.  You may terminate this agreement upon giving of 12 weeks’ prior notice to 724 (or such lesser period of time as the parties may agree upon), in which case this agreement shall terminate at the expiration of such 12 week period without any other notice or any payment of salary or benefit plan contributions subsequent to the termination of this agreement.

(k)

Treatment of Stock Options, Restricted Stock and Other Securities.  Notwithstanding any other provisions of this agreement, upon any termination of you for any reason and whether for Cause or not, any options, restricted stock or other securities held by you but subject to vesting which is contingent upon continued employment with 724 or its affiliates shall be governed by the provisions of the applicable stock plans and repurchase and award agreements.”

7.

General. You agree that you will, in the performance of your duties, promote the interest, business and reputation of 724 and perform all such duties as are essential or conducive to the efficient management of the company in accordance with its rules and policies. Without limiting the foregoing, you agree to execute and abide by 724’s code of ethics, insider trading policy and other applicable company policies.

Schedule “B”

724 Solutions Inc.

Confidentiality and Non-Compete Agreement

                    In consideration of my employment by 724 Solutions, Inc. (the “Company”), the Company’s promise to disclose to me confidential and proprietary information and trade secrets of the Company, the Company’s promise to provide me with immediate specialized training, and the compensation now and hereafter paid to me, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby agrees with the Company as follows:

          1.       Recognition of Company’s Rights; Nondisclosure.   At all times during the term of my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon, or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use, or publication may be required in connection with my work for the Company, or unless the President or the Board of Directors of the Company expressly authorizes such in writing.  The term “Proprietary Information” shall mean trade secrets, confidential knowledge, data, or any other proprietary information of the Company and each of its subsidiaries or affiliated companies.  By way of illustration but not limitation, “Proprietary Information” includes (a) inventions, foreign and domestic patent rights, copyrights, sui generis rights, trade secrets, mask work rights, ideas, processes, formulas, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques (hereinafter, such included Proprietary Information is collectively referred to as “Works”); (b) information regarding plans for research, development, new products and services, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers, and customers; and (c) information regarding the skills and compensation of other employees of the Company.  However, I shall not be obligated under this paragraph with respect to information I can document is or becomes readily publicly available without restriction through no fault of mine.

          2.       Third Party Information.  I understand, in addition, that the Company may from time to time receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose (to anyone other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an executive officer of the Company in writing.

          3.       Assignment of Works.

                              (a)  Company shall own and I hereby assign to the Company all my right, title, and interest in and to any and all Works (and all Proprietary Rights with respect thereto), whether or not patentable or registrable under copyright or similar statutes, that were made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company to the fullest extent allowable by law, and I will promptly disclose such Works to Company.  If I use or disclose my own or any third party’s confidential information or intellectual property when acting within the scope of my employment or otherwise on behalf of Company, Company will have and I hereby grant Company a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such confidential information and intellectual property rights.

                              (b)  I acknowledge that all original works of authorship that are made by me (solely or jointly with others) during the term of my employment with the Company and that are within the scope of my employment and protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C. § 101).  Works assigned to the Company by this paragraph 3 are hereinafter referred to as “Company Works.”

                              (c)  To the extent allowable by law, Company Works includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” droit moral rights,” or the like (collectively “Moral Rights”).  To the extent I retain any such Moral Rights under applicable law, I hereby waive such Moral Rights and consent to any action with respect to such Moral Rights by or authorized by Company and specifically grant Company the right to alter such Company Works.  I will confirm any such waivers and consents from time to time as requested by Company.

          4.       Enforcement of Proprietary Rights.  I will assist the Company in every proper way to obtain and from time to time enforce United States and foreign Proprietary Rights relating to Company Works in any and all countries.  To that end I will execute, verify, and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof.  In addition, I will execute, verify, and deliver assignments of such Proprietary rights to the Company or its designee.  My obligation to assist the Company with respect to Proprietary Rights relating to such Company Works in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

                     In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf to execute, verify, and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph thereon with the same legal force and effect as if executed by me.  I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, that I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

          5.       Obligation to Keep Company Informed.  During the period of my employment, I will promptly disclose to the Company fully and in writing and will hold in trust for the sole right and benefit of the Company any and all Works.  In addition, I will disclose all patent applications filed by me during the three (3) years after termination of my employment with the Company.

          6.       Prior Inventions.  Inventions, if any, patented or unpatented, that I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement.  To preclude any possible uncertainty, I have set forth on Exhibit A attached hereto a complete list of all inventions that I have, alone or jointly with others, conceived, developed, or reduced to practice or caused to be conceived, developed, or reduced to practice prior to commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement.  If disclosure of any such invention on Exhibit A would cause me to violate any prior confidentiality agreement, I understand that I am not to list such inventions in Exhibit A but am to inform the Company that all inventions have not been listed for that reason.

          7.        Other Activities; Non-Competition; Non-Solicitation.

          (a)          During the term of my employment with the Company, I will not, directly or indirectly, participate in the ownership, management, operation, financing or control of, or be employed by or consult for or otherwise render services to, any person, corporation, firm, or other entity that competes in the State of Texas, or in any other state in the United States, or in any country in the world with the Company in the conduct of the business of the Company as conducted or as proposed to be conducted, nor shall I engage in any other activities that conflict with my obligations to the Company.

          (b)          In consideration of the premises hereof and in further consideration of the Company’s promise to disclose to me confidential and proprietary information and trade secrets of the Company and the Company’s promise to provide me with immediate specialized training, and the experience I will gain throughout my employment with the Company, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I hereby agree that for a period of six (6) months after the date that my employment with the Company is terminated, for any reason, I will not, directly or indirectly, (i) compete in the state of Texas, or in any other State of the United States, or in any country in the world where the Company engages in business, or proposes to engage in business, on the date of the termination of my employment with the Company, or (ii) participate in the ownership, management, operation, financing, or control of, or be employed by or consult for or otherwise render services to, any person, corporation, firm, or other entity that competes in the state of Texas, or in any other State of the United States, or in any country in the world with the Company in the conduct of the business of the Company as conducted and as proposed to be conducted on the date of termination of my employment.  Notwithstanding the foregoing, I am permitted to own up to 5% of any class of securities of any corporation that is traded on a national securities exchange or through Nasdaq.

          (c)          During the term of my employment and for a period of six (6) months after my employment with the Company is terminated for any reason, I will not, directly or indirectly, individually or on behalf of any other person, firm, partnership, corporation, or business entity of any type, hire, solicit, assist or in any way encourage any current employee or consultant of the Company or any subsidiary of the Company to terminate his or her employment relationship or consulting relationship with the Company or subsidiary nor will I hire or solicit the employment services of any former employee of the Company or any subsidiary of the Company whose employment has been terminated for less than six (6) months.

          8.        No Improper Use of Materials.  I understand that I shall not use the proprietary or confidential information or trade secrets of any former employer or any other person or entity in connection with my employment with the Company.  During my employment by the Company I will not improperly use or disclose any proprietary or confidential information or trade secrets, if any, of any former employer or any other person or entity to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person or entity to whom I have an obligation of confidentiality unless consented to in writing by that former employer, person, or entity.

          9.        No Conflicting Obligation.  I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement between me and any other employer, person or entity.  I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

          10.        Return of Company Documents.  When I leave the employ of the Company, I will deliver to the Company all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Works, Third Party Information, or Proprietary Information of the Company.  I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

          11.        Legal and Equitable Remedies. Because my services are personal and unique and because I will have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance, or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

          12.        Authorization to Notify New Employer.  I hereby authorize the Company to notify my new employer about my rights and obligations under this Agreement following the termination of my employment with the Company.

          13.         Notices.  Any notices required or permitted hereunder shall be given to the appropriate party at the address specified in the Employment Agreement between me and the Company.  Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three days after the date of mailing.

          14.         General Provisions.

                              14.1     Governing Law.  This Agreement will be governed by and construed according to the laws of the State of New York without regard to conflicts of law principles.

                              14.2     Exclusive Forum.  I hereby irrevocably agree that the exclusive forum for any suit, action, or other proceeding arising out of or in any way related to this Agreement shall be in the state or federal courts in Texas, and I agree to the exclusive personal jurisdiction and venue of any court in Travis County, Texas.

                              14.3     Entire Agreement.  This Agreement sets forth the entire agreement and understanding between the Company and myself relating to the subject matter hereof and supercedes and merges all prior discussions between us.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged.  Any subsequent change or changes in my duties, salary, or compensation will not affect the validity or scope of this Agreement.  As used in this Agreement, the period of my employment includes any time during which I may be retained by the Company as a consultant.

                              14.4     Assignment. You acknowledge that 724 Solutions may assign this agreement and the benefits of your covenants and obligations under this agreement to any person who purchases all or substantially all the assets of 724 Solutions.  In addition, this agreement and the rights and obligations of 724 Solutions may be assigned at any time by 724 Solutions to an affiliate of 724 Solutions.  Subject to the forgoing, neither this agreement nor any rights or obligations hereunder shall be assignable by any party without the prior written consent of the other party.  Subject thereto, this agreement shall ensure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, legal personal representatives, successors (including any successor by reason of amalgamation or statutory arrangement of any party) and permitted assigns.

                              14.5     Severability.

                               (a)  I acknowledge and agree that each agreement and covenant set forth herein constitutes a separate agreement independently supported by good and adequate consideration and that each such agreement shall be severable from the other provisions of this Agreement and shall survive this Agreement.

                               (b)  I understand and agree that Section 7 of this Agreement is to be enforced to the fullest extent permitted by law.  Accordingly, if a court of competent jurisdiction determines that the scope and/or operation of Section 7 is too broad to be enforced as written, the Company and I intend that the court should reform such provision to such narrower scope and/or operation as it determines to be enforceable, provided, however, that such reformation applies only with respect to the operation of such provision in the particular jurisdiction with respect to which such determination was made.  If, however, Section 7 is held to be illegal, invalid, or unenforceable under present or future law, and not subject to reformation, then (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such provision was never a part of this Agreement, and (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.

                              14.6     Successors and Assigns.

                     This Agreement will be binding upon my heirs, executors, administrators, and other legal representatives and will be for the benefit of the Company, its successors and assigns.

                              14.7     Survival.  The provisions of this Agreement shall survive the termination of my employment for any reason and the assignment of this Agreement by the Company to any successor in interest or other assignee.  I further understand and agree that the phrase “term of employment” contained herein shall include any period of time during which I am retained by the Company as a consultant and/or independent contractor.

                              14.8     Employment.  I agree and understand that my employment with the Company is at will, which means that either I or the Company may terminate the employment relationship at any time, with or without prior notice and with or without cause.  I further agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

                              14.9     Waiver.  No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach.  No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right.  The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

                              14.10    Headings.  The headings to each section or paragraph of this Agreement are provided for convenience of reference only and shall have no legal effect in the interpretation of the terms hereof.

                     This Agreement shall be effective as of the first day of my employment with the Company, namely:____________________, 20__.

                     I UNDERSTAND THAT THIS AGREEMENT AFFECTS MY RIGHTS TO INVENTIONS I MAKE DURING MY EMPLOYMENT, RESTRICTS MY RIGHT TO DISCLOSE OR USE THE COMPANY’S PROPRIETARY INFORMATION DURING OR SUBSEQUENT TO MY EMPLOYMENT, AND PROHIBITS ME FROM COMPETING WITH THE COMPANY AND/OR FROM SOLICITING EMPLOYEES AND CUSTOMERS OF THE COMPANY FOR ONE (1) YEAR AFTER MY EMPLOYMENT WITH THE COMPANY IS TERMINATED FOR ANY REASON.

[Signature Page to Confidentiality and Non-Compete Agreement Follows]

                     I HAVE READ THIS CONFIDENTIALITY AND NON-COMPETE AGREEMENT  CAREFULLY AND UNDERSTAND ITS TERMS.  I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

Dated: ___________________ 20___.
Signature

Michael E. Luna

Address

ACCEPTED AND AGREED TO:

John Sims
Chief Executive Officer

EXHIBIT A

_________________________________

_________________________________

Ladies and/or Gentlemen:

                   1.     The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by ___________________ (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by the Company that I desire to remove from the operation of the Company’s Confidentiality and Non-Compete Agreement.

_________ No inventions or improvements.

_________ See below:

_________ Additional sheets attached.

                   2.     I propose to bring to my employment the following materials and documents of a former employer:

_________ No materials or documents.

_________ See below:

Signature

Date

INVENTION DISCLOSURE

Invention Disclosure #_________

Inventors:          1. _________________

                           2. _________________

                           3. _________________

Title of Invention: _______________________________________________________

Problem solved by invention: _______________________________________________

Invention Description: _____________________________________________________

Add additional signed, witnessed, and dated sheets and drawings if necessary.

Has this invention been disclosed outside of the Company? Yes____ No____

Inventor Signature: _____________________________	Date: _________________

Witness Signature: _____________________________	Date: _________________